NAME OF REGISTRANT:
Franklin Investors Securities Trust
File No. 811-4986


EXHIBIT ITEM No. 77D(g): Policies with respect to security investments


FRANKLIN INVESTORS SECURITIES TRUST
MINUTES OF THE MEETING
OF THE BOARD OF TRUSTEES

July 17, 2003

The Board next considered a request to change the Franklin Total Return Fund's (the "Fund") non-fundamental investment policy in order to increase the credit opportunities for the Fund's portfolio to include securities rated below B as described in a memorandum provided to the Trustees in their briefing materials. Management believes that the proposed changes would broaden the Fund's investment parameters and would provide opportunities for meaningful performance enhancement. After discussion, upon motion made, seconded and unanimously approved, it was:

RESOLVED, that the Franklin Total Return Fund's (the
"Fund") non-fundamental policy providing that up to 15% the Fund's total assets may be invested in non-investment grade debt securities, but not in securities rated lower than B by S&P or Moody's, be changed to provide that up to 15% of the Fund's total assets may be invested in non-investment grade debt securities, including up to 5% in securities rated lower than B by S&P or Moody's, which may include defaulted securities; and

FURTHER RESOLVED, that the officers of the Trust be, and each of them hereby is, authorized and directed to take any and all actions appropriate to carry out the intent and accomplish the purposes of the foregoing resolution, including the filing of an amendment or supplement to the Trust's registration statement with the U.S. Securities and Exchange Commission.



					/s/Murray L. Simpson_____								     Murray L. Simpson
	                       Secretary



2